Exhibit 99.8(f)(iii)

Amendment No. 2 to Participation Agreement
Among
Protective Life and Annuity Insurance Company
PIMCO Variable Insurance Trust, and
PIMCO Investments LLC
Protective Life and Annuity Insurance Company (the “Company”), on its behalf and on behalf of certain Accounts of the Company, PIMCO Variable Insurance Trust (the “Fund”), and PIMCO Investments LLC (the “Underwriter”), have previously entered into a Participation Agreement dated November 1, 2009, as amended (the “Agreement”).  The parties now desire to further amend the Agreement by this amendment (the “Amendment”).
Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement, as amended, shall have the same meaning in this Amendment.
A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
  All references to “Advisor Class and Institutional Class shares” in the Agreement and its subsequent amendments are hereby deleted and replaced with “Administrative Class, Advisor Class and Institutional Class shares”.
  The following is hereby added to the Agreement:
  The Company may appoint or otherwise engage, at its own expense, one or more agents with power to act on its behalf and subject to the Company’s direction in (i) taking any actions attributed to the Company herein or (ii) carrying out any of the Company’s responsibilities described herein; provided, however, that the Company shall not be relieved of any of its obligations under this Agreement by the appointment of such agent and provided further, that the Company shall be responsible for all acts of such agent as if such acts were the Company’s own. Any such appointment or engagement under this paragraph shall be subject to agent entering into a written agreement with Underwriter evidencing agent’s relationship with Company.
  Schedule A of the Agreement is deleted and replaced in its entirety with the Schedule A attached hereto.
  All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused the Amendment to be executed and effective as of September 1, 2020.

PROTECTIVE LIFE AND ANNUITY
INSURANCE COMPANY:
By its authorized officer

By:
/s/ Aaron Seurkamp

Name:
Aaron Seurkamp

Title:
SVP

PIMCO VARIABLE INSURANCE TRUST:
By its authorized officer

By:
/s/ Eric Johnson

Name:
Eric Johnson

Title:
President

PIMCO INVESTMENTS LLC
By its authorized officer

By:
/s/ Robert Young

Name:
Robert Young

Title:
Head of Financial Institutions Group

Schedule A

The term “Designated Portfolio” of the Fund will include any currently offered class of any Portfolio of the Fund, as noted below, as well as any Portfolio of the Fund or any share class of any Portfolio created subsequent to the date hereof.

PIMCO Variable Insurance Trust: All Portfolios offering Administrative Class, Advisor Class and/or Institutional Class shares.

The terms “Segregated Asset Accounts” and “Products” of the Company include any existing Segregated Asset Accounts and Products (as listed below) as well as any Segregated Asset Accounts and/or Products created subsequent to the date hereof, that offer Designated Portfolios.

Separate Account	Product
Variable Annuity Account A of Protective Life
ProtectiveRewards Elite NY
ProtectiveAccess XL NY
ProtectiveRewards II NY
Protective Variable Annuity NY B Series
Protective Variable Annuity NY C Series
Protective Variable Annuity NY L Series
Protective Variable Annuity NY II B Series
Protective Investors Benefit Advisory NY Variable Annuity

Protective NY COLI PPVUL Separate Account	Protective Executive Benefits Private Placement VUL NY